Exhibit 4

FOURTH AMENDMENT

FOURTH AMENDMENT (this “Amendment”), dated as of October 30, 2003, among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the “Borrower”), the lending institutions from time to time party to the Credit Agreement referred to below (the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of May 9, 2001 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I.                                         Amendments to Credit Agreement.

1.                                       Section 1.14(a) of the Credit Agreement is hereby amended by deleting clause (vi) thereof in its entirety and inserting the following new clause (vi) in lieu thereof:

“(vi) prior to the Incremental B Term Loan Borrowing Date, the Borrower shall have certified to the Administrative Agent that the aggregate principal amount of all Incremental B Term Loans being incurred is permitted to be incurred under, and in accordance with, each of the Indentures (including, without limitation, by providing to the Administrative Agent (x) an officer’s certificate of the Borrower’s chief financial officer or treasurer demonstrating (in reasonable detail) that the incurrence of such Incremental B Term Loans may be incurred in accordance with, and will not violate the provisions of, each of the Indentures (including, to the extent applicable, the proviso to Section 4.03 of each of the Subordinated Note Indentures and the comparable provision of the Senior Unsecured Note Indenture), and (y) the officers’ certificate referred to in clause (6) of the definition of “Senior Debt” set forth in each of the Subordinated Note Indentures), and”.

2.                                       Section 1.15(a) of the Credit Agreement is hereby amended by deleting clause (vi) thereof in its entirety and inserting the following new clause (vi) in lieu thereof:

“(vi) prior to the effectiveness of any Incremental Revolving Loan Commitments, the Borrower shall have certified to the Administrative Agent that the aggregate principal amount of all Revolving Loans permitted to be incurred pursuant to such Incremental Revolving Loan Commitments is permitted to be incurred under, and in accordance with, each of the Indentures (including, without limitation, by providing to the Administrative Agent (x) an officer’s certificate of the Borrower’s chief financial officer or treasurer demonstrating (in reasonable detail) that the incurrence of all such Revolving Loans may be incurred in accordance with, and will not violate the provisions of, each of the Indentures (including, to the extent applicable, the proviso to Section 4.03 of each of the Subordinated Note Indentures and the comparable provision of the Senior Unsecured Note Indenture), and (y) the officers’ certificate referred to in clause (6) of the definition of “Senior Debt” set forth in each of the Subordinated Note Indentures), and”.

3.                                       Section 4.02(d) of the Credit Agreement is hereby amended by deleting the parenthetical appearing therein in its entirety and inserting the following new parenthetical in lieu thereof:

“(other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Fourth Amendment Effective Date, except for Indebtedness permitted to be incurred pursuant to the Senior Unsecured Notes, the Net Debt Proceeds of which shall be applied as otherwise provided in this Section 4.02(d))”.

4.                                       Section 4.02(i) of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting the following new first sentence in lieu thereof:

“Except as otherwise provided in Section 4.02(k), each amount required to be applied pursuant to this Section 4.02(i) shall be applied as a mandatory repayment of outstanding Term Loans on a pro rata basis, with the A Term Loans to be allocated the A Term Loan Percentage of the amount of such repayment and the B Term Loans to be allocated the B Term Loan Percentage of the amount of such prepayment; provided, however, that 100% of the Net Debt Proceeds from the issuance of the Senior Unsecured Notes shall be applied (I) first, as a mandatory repayment of outstanding A Term Loans, and (II) second, to the extent in excess thereof, as a mandatory repayment of outstanding B Term Loans.”

5.                                       Section 6 of the Credit Agreement is hereby amended by inserting the following new Section 6.04 immediately before the final paragraph appearing therein:

“6.04                     No Excess Cash.  At the time of the incurrence of a Revolving Loan (other than pursuant to a Mandatory Borrowing) or Swingline Loan and immediately after giving effect thereto, the Borrower and its Subsidiaries shall not hold cash and Cash Equivalents in an aggregate amount (after giving effect to the incurrence of such Credit Event and the application of proceeds therefrom and the application of any other cash or Cash Equivalents on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower and/or any other Subsidiary of the Borrower on the respective date of incurrence of the respective Credit Event for a permitted purpose other than an investment in Cash Equivalents)) in excess of

$50,000,000 (calculated, in the case of cash or Cash Equivalents not denominated in Dollars, by using the Dollar Equivalent thereof).”

6.                                       Section 7.24 of the Credit Agreement is hereby deleted in its entirety and the following new Section 7.24 is inserted in lieu thereof:

“7.24 Subordination.  The subordination provisions contained in the respective Subordinated Note Documents are enforceable against the Borrower, the Subsidiary Guarantors and the holders of the respective Subordinated Notes, and all Obligations hereunder and under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of “Senior Debt “ (or “Guarantor Senior Debt” in the case of the obligations of any Subsidiary Guarantor) and “Designated Senior Debt” included in such subordination provisions.”

7.                                       Section 8.01(g) of the Credit Agreement is hereby amended by deleting the text “Senior Subordinated Notes, New Senior Subordinated Notes” appearing therein and inserting the text “Subordinated Notes, Senior Unsecured Notes” in lieu thereof.

8.                                       Section 9.04 of the Credit Agreement is hereby amended by deleting clause (v) thereof in its entirety and inserting the following new clause (v) in lieu thereof:

“(v)                           unsecured Indebtedness of the Borrower and the Subsidiary Guarantors incurred under the Senior Subordinated Notes and the other Senior Subordinated Note Documents in an aggregate principal amount not to exceed €175,000,000 (less the amount of any repayments of principal thereof after the Initial Borrowing Date);”.

9.                                       Section 9.04 of the Credit Agreement is hereby further amended by (i) deleting the word “and” appearing at the end of clause (xvii) thereof, (ii) deleting the period appearing at the end of clause (xviii) thereof and inserting a semicolon in lieu thereof and (iii) inserting the following new clauses (xix), (xx) and (xxi) at the end thereof:

“(xix)                     unsecured Indebtedness of the Borrower and the Subsidiary Guarantors incurred under the New Senior Subordinated Notes and the other New Senior Subordinated Note Documents in an aggregate principal amount not to exceed $175,000,000 (less the amount of any repayments of principal thereof after the First Amendment Acquisition Effective Date);

(xx)                              unsecured Indebtedness of the Borrower and the Subsidiary Guarantors incurred under the Senior Unsecured Notes and the other Senior Unsecured Note Documents in an aggregate principal amount not to exceed $150,000,000 (less the amount of any repayments of principal thereof after the Fourth Amendment Effective Date); and

(xxi)                           unsecured guaranties by the Borrower and its Subsidiaries in respect of Customer Financing so long as (w) each such guaranty (and all obligations thereunder), by its terms, terminates no later than 364 days after the date that the respective customer initially incurs the respective Customer Financing, (x) the aggregate amount of all obligations of the Borrower and its Subsidiaries in respect of all guaranties of an individual Customer Financing transaction does not exceed 10% of the amount of such Customer Financing, (y) the aggregate outstanding amount of all Indebtedness of the Borrower and its Subsidiaries under this clause (xxi) does not exceed $25,000,000 at any time and (z) except for such guaranties and the Borrower’s or its respective Subsidiary’s obligation to purchase credit insurance for the benefit of the lender providing the respective Customer Financing for up to 90% of the amount of the respective Customer Financing, neither the Borrower nor any of its Subsidiaries has any liability in respect of any Customer Financing except to the extent that any Indebtedness in respect thereof is otherwise independently justified under another clause of this Section 9.04.”

10.                                 Section 9.05(xiii) of the Credit Agreement is hereby amended by deleting the amount “$25,000,000” appearing in said Section and inserting the amount “$50,000,000” in lieu thereof.

11.                                 Section 9.07(a) of the Credit Agreement is hereby deleted in its entirety and the following new Section 9.07(a) is inserted in lieu thereof:

“9.07 Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from January 1, 2001 through and including December 31, 2001, the Borrower and its Subsidiaries (including, for periods prior to the Initial Borrowing Date, the Target and its Subsidiaries) may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $40,000,000, (ii) during any fiscal year of the Borrower ended after December 31, 2001 and on or prior to December 31, 2003 (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $45,000,000 in any such fiscal year, and (iii) during any fiscal year of the Borrower ended after December 31, 2003 (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $50,000,000 in any such fiscal year.”

12.                                 Section 9.08 of the Credit Agreement is hereby deleted in its entirety and the following new Section 9.08 is inserted in lieu thereof:

“9.08  Minimum Consolidated Interest Coverage Ratio.  The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

September 30, 2003	2.00:1.00
December 31, 2003	1.75:1.00
March 31, 2004	1.75:1.00
June 30, 2004	1.75:1.00
September 30, 2004	1.75:1.00
December 31, 2004	1.75:1.00

Fiscal Quarter Ending	Ratio

March 31, 2005	1.75:1.00
June 30, 2005	1.75:1.00
September 30, 2005	2.00:1.00
December 31, 2005	2.00:1.00
March 31, 2006	2.00:1.00
June 30, 2006	2.00:1.00
September 30, 2006	2.25:1.00
December 31, 2006	2.25:1.00
March 31, 2007	2.75:1.00”.

13.                                 Sections 9.11 and 9.12 of the Credit Agreement are hereby deleted in their entirety and the following new Sections 9.11 and 9.12 are inserted in lieu thereof:

“9.11  Maximum Consolidated Total Leverage Ratio.  The Borrower will not permit the Consolidated Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
September 30, 2003 through but not including the Fourth Amendment Effective Date	5.75:1.00
The Fourth Amendment Effective Date through and including March 30, 2004	5.60:1.00
March 31, 2004 through and including June 29, 2004	5.45:1.00
June 30, 2004 through and including September 29, 2004	5.25:1.00
September 30, 2004 through and including December 30, 2004	5.00:1.00
December 31, 2004 through and including June 29, 2005	4.75:1.00
June 30, 2005 through and including September 29, 2005	4.50:1.00
September 30, 2005 through and including December 30, 2005	4.25:1.00
December 31, 2005 through and including March 30, 2006	4.00:1.00
March 31, 2006 through and including June 29, 2006	3.75:1.00
June 30, 2006 through and including December 30, 2006	3.50:1.00
Thereafter	3.00:1.00

9.12  Minimum Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio (i) for the Test Period ended on September 30, 2003 to be less than 1.25:1.00 and (ii) for any Test Period ending on the last day of any fiscal quarter of the Borrower thereafter to be less than 1.00:1.00.”

14.                                 Section 9.13 of the Credit Agreement is hereby deleted in its entirety and the following new Section 9.13 is inserted in lieu thereof:

“9.13  Limitations on Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)                                     make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Subordinated Notes or Senior Unsecured Notes;

(ii)                                  amend or modify, or permit the amendment or modification of, any provision of any Subordinated Note Document or Senior Unsecured Note Document; or

(iii)                               amend, modify or change the Factoring Agreement, any Grove Acquisition Document, any Tax Sharing Agreement or its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any Shareholders’ Agreement), or enter into any new Factoring Agreement, Tax Sharing Agreement or agreement with respect to its capital stock or other equity interests, unless such new agreement or amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and, in the case of the Factoring Agreement, such changes otherwise satisfy the requirements of the definition thereof.

(b)                                 Neither the Borrower nor any of its Subsidiaries shall designate any Indebtedness, other than the Obligations, as “Designated Senior Debt” for purposes of the Subordinated Notes and the other Subordinated Note Documents.”

15.                                 Section 9.14 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (vii) of said Section and inserting a comma in lieu thereof and (ii) inserting the following new clause (ix) immediately following clause (viii) of said Section:

“and (ix) the Senior Unsecured Note Documents”.

16.                                 The definition of “Change of Control” appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting clause (c) thereof and inserting the following new clause (c) thereof:

“(c) a “change of control” shall occur as provided in any Indenture”.

17.                                 The definition of “Consolidated Indebtedness” appearing in Section 11.01 of the Credit Agreement is hereby deleted in its entirety and the following new definition of “Consolidated Indebtedness” is inserted in lieu thereof:

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (I) the aggregated stated balance sheet amount of all Indebtedness (including, in any event, all Loans, Capitalized Lease Obligations, Subordinated Notes and Senior Unsecured Notes) of the Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person at such time in accordance with generally accepted accounting principles as determined on a consolidated basis, (II) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii) and (vii) of the definition of Indebtedness contained herein, (III) the aggregate amount of all Receivables Indebtedness of the Borrower and its Subsidiaries outstanding at such time, and (IV) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (I), (II) and (III) of this definition (including, without limitation, all Indebtedness of the Borrower and its Subsidiaries described in Sections 9.04(xiii) and (xxi)), minus (B) the aggregate stated balance sheet amount of all unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries in excess of $5,000,000 (it being understood that, in any event, cash and/or Cash Equivalents shall be considered “restricted” to the extent that same would appear as such on a consolidated balance sheet of the Borrower, the Borrower or any Subsidiary thereof does not have use of such cash and/or Cash Equivalents or any Person other than the Secured Creditors under the Security Documents has any Lien or other security interest in such cash and/or Cash Equivalents); provided that in making any determination of “Consolidated Indebtedness” pursuant to this definition, there shall be excluded therefrom any Indebtedness of the type described in clause (ii) of the definition of Indebtedness contained herein, in each case to the extent (and only to the extent) that such Indebtedness (x) is evidenced by letters of credit issued to support performance bonds of the Borrower or its Subsidiaries (but exclusive of unpaid drawings thereunder) and (y) would otherwise be included in the determination of Consolidated Indebtedness.

18.                                 The definition of “Consolidated Interest Expense” appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting the first parenthetical appearing therein and inserting the following new parenthetical in lieu thereof:

“(calculated without regard to any limitations on the payment thereof, but net of any interest income of the Borrower and its Subsidiaries for such period)”.

19.                                 The definition of “Consolidated Net Income” appearing in Section 11.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (iii) of said definition and inserting a comma in lieu thereof and (ii) inserting the following new clause (iv) immediately following clause (iii) of said definition:

“and (iv) in determining Consolidated Net Income for any period, any interest income of the Borrower and its Subsidiaries for such period shall be excluded”.

20.                                 The definition of “Consolidated Senior Indebtedness” appearing in Section 11.01 of the Credit Agreement is hereby deleted and the following new definition of “Consolidated Senior Indebtedness” is inserted in lieu thereof:

“Consolidated Senior Indebtedness” shall mean, at any time, the amount of all Consolidated Indebtedness at such time, less the aggregate principal amount of all Subordinated Notes outstanding at such time.

21.                                 The definition of “Documents” appearing in Section 11.01 of the Credit Agreement is hereby deleted and the following new definition of “Documents” is inserted in lieu thereof:

“Documents” shall mean the Credit Documents, the Acquisition Documents, the Subordinated Note Documents, the Senior Unsecured Note Documents and the Grove Transaction Documents.

22.                                 The definition of “L/C Supportable Obligations” appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting the parenthetical appearing therein and inserting the following new parenthetical in lieu thereof:

“(other than obligations in respect of the Subordinated Notes and the Senior Unsecured Notes)”.

23.                                 The definition of “New Senior Subordinated Note Issue Amount” appearing in Section 11.01 of the Credit Agreement is hereby deleted in its entirety.

24.                                 The definition of “Specified Asset Sales” appearing in Section 11.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (i) thereof and inserting a comma in lieu thereof and (ii) inserting the following new clause (iii) immediately following clause (ii) of said definition:

“and (iii) all of the capital stock of, or all or substantially all of the assets of, Diversified Refrigeration, Inc.”.

25.                                 Section 11.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

“Customer Financing” shall mean third-party financing provided to customers of the Borrower or any of its Subsidiaries to finance such customers’ purchase of equipment and related products and services from the Borrower or a Subsidiary thereof.

“Exchange Senior Unsecured Notes” shall mean senior unsecured notes which are substantially identical securities to the Senior Unsecured Notes issued on the Fourth Amendment Effective Date, which Exchange Senior Unsecured Notes shall be issued pursuant to a registered exchange offer or private exchange offer for the Senior Unsecured Notes and pursuant to the Senior Unsecured Note Indenture.  In no event will the issuance of any Exchange Senior Unsecured Notes increase the aggregate principal amount of

Senior Unsecured Notes then outstanding or otherwise result in an increase in the interest rate applicable to the Senior Unsecured Notes.

“Fourth Amendment” shall mean the Fourth Amendment to this Agreement, dated as of October 30, 2003.

“Fourth Amendment Effective Date” shall have the meaning provided in the Fourth Amendment.

“Indentures” shall mean the Senior Subordinated Note Indenture, the New Senior Subordinated Note Indenture and the Senior Unsecured Note Indenture.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture, the Senior Unsecured Notes and each other agreement, document or instrument executed and delivered in connection with the Senior Unsecured Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Unsecured Note Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Senior Unsecured Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Unsecured Notes” shall mean unsecured Indebtedness of the Borrower evidenced by senior notes issued on the Fourth Amendment Effective Date, which Indebtedness (i) has a final maturity no earlier than one year after the B Term Loan Maturity Date, (ii) does not have any required maturities, redemptions (other than upon a change of control or certain asset sales), sinking fund provisions or similar provisions prior to the one year anniversary of the B Term Loan Maturity Date, (iii) does not (x) add guarantors or obligors different from those under (or required under) the New Senior Subordinated Notes or (y) provide for security, (iv) contains terms and conditions (including, without limitation, with respect to amortization, redemption, covenants, defaults, voting rights and remedies) not materially less favorable to the Borrower and its Subsidiaries than the comparable terms applicable to the New Senior Subordinated Notes (excluding interest rates and the lien covenant) and (v) shall be governed by documentation reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  As used herein, the term “Senior Unsecured Notes” shall include any Exchange Senior Unsecured Notes issued pursuant to the Senior Unsecured Note Indenture in exchange for theretofore outstanding Senior Unsecured Notes, as contemplated by the definition of Exchange Senior Unsecured Notes. The issuance of Senior Unsecured Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.

“Subordinated Note Documents” shall mean the Senior Subordinated Note Documents and the New Senior Subordinated Note Documents.

“Subordinated Note Indentures” shall mean the Senior Subordinated Note Indenture and the New Senior Subordinated Note Indenture.

“Subordinated Notes” shall mean the Senior Subordinated Notes and the New Senior Subordinated Notes.

II.                                     Miscellaneous Provisions.

1.                                       In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that:

(a)                                  no Default or Event of Default exists on and as of the Fourth Amendment Effective Date, both before and after giving effect this Amendment; and

(b)                                 all of the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Fourth Amendment Effective Date, both before and after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the Fourth Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2.                                       This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

3.                                       This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

4.                                       THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5.                                       This Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i)                                     the Borrower shall have received gross cash proceeds of at least $75,000,000 from the issuance by it of a like principal amount of Senior Unsecured Notes (as such term is defined in the Credit Agreement as amended hereby), the proceeds of which are applied as provided in the Credit Agreement (as amended hereby); and

(ii)                                  the Borrower, the Majority Lenders holding outstanding B Term Loans and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at its Notice Office.

Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.08, 9.10, 9.11 and 9.12 of the Credit Agreement for the Test Period ended on September 30, 2003, such compliance shall be based on the Credit Agreement provisions as in effect prior to this Amendment.

6.                                      The Borrower hereby covenants and agrees, so long as the Fourth Amendment Effective Date occurs, to pay to each Lender which has executed and delivered to the Administrative Agent (or its designee) a counterpart hereof by the later to occur of (x) 5:00 P.M. (New York time) on October 30, 2003 and (y) 5:00 P.M. (New York time) on the Fourth Amendment Effective Date (such later date, the “Outside Date”), a non-refundable cash amendment fee equal to .05% of the sum of (x) each such Lender’s Revolving Loan Commitment as in effect on the Fourth Amendment Effective Date and (y) the aggregate outstanding principal amount of its Term Loans immediately prior to the Fourth Amendment Effective Date, which fee shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter and shall be paid by the Borrower to the Administrative Agent for distribution to the applicable Lenders on the second Business Day following the Outside Date.

7.                                      From and after the Fourth Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

*          *          *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

THE MANITOWOC COMPANY, INC.

By	/s/ Carl J. Laurino
Title: Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company),
Individually and as Administrative Agent

By	/s/ Mary Kay Coyle
Title: Managing Director